Exhibit Number 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Anika Therapeutics, Inc. (the “Company” or “Anika”) of Fidia Advanced Biopolymers S.r.l. (“FAB”).   The Company acquired FAB on December 30, 2009 for an aggregate purchase price of $17.1 million in cash and 1,981,192 shares of the Company’s common stock.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), (formerly Financial Accounting Standards Board Statement No. 141(revised 2007), “Business Combinations”). The consideration transferred by the Company to acquire FAB will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of completion of the acquisition. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the purchase price allocation adjustments reflected in the following unaudited pro forma condensed combined financial statements and set forth in Note B are preliminary and have been made solely for the purpose of preparing these pro forma statements.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of the Company and FAB as adjusted for the U.S./Italian generally accepted accounting principle (“GAAP”) differences, giving effect to the acquisition as if it had occurred on September 30, 2009.  The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of the Company and FAB, giving effect to the acquisition as if it had occurred on January 1, 2008. The historical combined financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the acquisition, (ii) expected to have a continuing impact on the Company, and (iii) factually supportable.

These pro forma condensed combined financial statements should be read in conjunction with the:

-
separate historical audited financial statements of the Company as of and for the year ended December 31, 2008 included in the Company’s annual report on Form 10-K for the year ended December 31, 2008;

-	historical audited financial statements of FAB as of and for the year ended December 31, 2008 included as Exhibit 99.1 to this Form 8-K/A.

-
separate historical unaudited financial statements of the Company as of and for the nine months ended September 30, 2009 included in the Company’s quarterly report on Form 10-Q for the nine months ended September 30, 2009;

-	historical unaudited financial statements of FAB as of and for the nine months ended September 30, 2009 included as Exhibit 99.2 to this Form 8-K/A.

The unaudited pro forma condensed combined financial information is presented for information purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the acquisition.   The unaudited pro forma condensed combined statement of operations does not reflect the realization of any potential cost savings or any related restructuring costs.

Anika Therapeutics, Inc. and Fidia Advanced Biopolymers S.r.l.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2009
(in thousands of USD)

	Anika	Fidia	Acquisition		Total Pro
	Historical	Historical	Pro Forma		Forma
	U.S.GAAP	U.S.GAAP	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$38,540	$2,957	$(19,262)	(1),(2)	$22,235
Accounts receivable	7,982	7,749	(4,749)	(1)	10,982
Inventories	6,951	1,922	346	(4)	9,219
Current portion deferred income taxes	1,236	18	-		1,254
Prepaid expenses and other	403	2,502	-		2,905
Total current assets	55,112	15,148	(23,665)		46,595
Property and equipment, at cost	44,876	479	1,355	(4)	46,710
Less: accumulated depreciation	(11,144)	0	-		(11,144)
	33,732	479	1,355		35,566
Long-term deposits and other	345	50	-		395
Intangible asset, net	892	1,577	31,123	(3)	33,592
Deferred income taxes	6,393	0	-		6,393
Goodwill	0	0	9,082	(3)	9,082
Total Assets	$96,474	$17,253	$17,895		$131,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,221	$11,410	$(5,893)	(1)	$6,738
Accrued expenses	3,286	1,091			4,377
Deferred revenue	2,747	37	-		2,784
Current portion of long-term debt	1,600	5,107	(5,107)	(1)	1,600
Income taxes payable	376	7	-		383
Total current liabilities	9,230	17,652	(11,000)		15,882
Other long-term liabilities	940	822	-		1,762
Long-term deferred revenue	8,775	592	-		9,367
Deferred tax liability	-		10,262	(3)	10,262
Long-term debt	13,200		-		13,200
Stockholders’ equity
Common stock	114		20	(2)	134
Additional paid-in-capital	43,443	2,698	14,102	(2),(5)	60,243
Retained earnings (deficit)	20,772	(4,510)	4,511	(1),(5)	20,773
Total stockholders’ equity	64,329	(1,812)	18,633		81,150
Total Liabilities and Stockholders’ Equity	$96,474	$17,253	$17,895		$131,622

Anika Therapeutics, Inc. and Fidia Advanced Biopolymers S.r.l.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2009
(in thousands of USD, except per share amounts)

	Anika	Fidia	Acquisition		Total Pro
	Historical	Historical	Pro Forma		Forma
	U.S.GAAP	U.S.GAAP	Adjustments		Combined

Product revenue	$27,377	$6,436	-		$33,813
Licensing, milestone and contract revenue	2,140	428	-		2,568
Total revenue	29,517	6,864	-		36,381

Operating expenses:
Cost of product revenue	10,057	4,124	-		14,181
Research & development	6,863	2,386	-		9,249
Selling, general & administrative	8,614	4,582	$1,781	(6)	14,977
Total operating expenses	25,534	11,092	1,781		38,407
Income (loss) from operations	3,983	(4,228)	(1,781)		(2,026)
Interest expense, net	(44)	(287)	287	(7)	(44)
Income (loss) before income taxes	3,939	(4,515)	(2,068)		(2,070)
Provision (benefit) for income taxes	949	(1,154)	-		(205)
Net income (loss)	$2,990	$(3,362)	$(2,068)		$(1,866)
Basic net income (loss) per share:
Net income (loss)	$0.26				$(0.15)
Basic weighted average common shares outstanding	11,379		1,181		12,560
Diluted net income per share:
Net income (loss)	$0.26				$(0.14)
Diluted weighted average common shares outstanding	11,536		1,981		13,517

Anika Therapeutics, Inc. and Fidia Advanced Biopolymers S.r.l.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2008
(in thousands of USD, except per share amounts)

	Anika	Fidia	Acquisition		Total Pro
	Historical	Historical	Pro Forma		Forma
	U.S.GAAP	U.S.GAAP	Adjustments		Combined

Product revenue	$33,055	$10,982	-		$44,037
Licensing, milestone and contract revenue	2,725	3,434	-		6,159
Total revenue	35,780	14,416	-		50,196

Operating expenses:
Cost of product revenue	13,189	7,097	-		20,286
Research & development	7,399	3,575	-		10,974
Selling, general & administrative	10,965	6,276	2,375	(6)	19,616
Total operating expenses	31,553	16,947	2,375		50,875
Income (loss) from operations	4,227	(2,532)	(2,375)		(680)
Interest income (expense), net	498	(627)	627	(7)	498
Income (loss) before income taxes	4,725	(3,159)	(1,748)		(182)
Provision (benefit) for income taxes	1,096	(961)	-		135
Net income (loss)	$3,629	$(2,198)	(1,748)		$(317)
Basic net income (loss) per share:
Net income (loss)	$0.32				$(0.03)
Basic weighted average common shares outstanding	11,308		1,181		12,489
Diluted net income per share:
Net income (loss)	$0.32				$(0.02)
Diluted weighted average common shares outstanding	11,461		1,981		13,442

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

A. Description of the transaction and basis of presentation

On December 30, 2009, Anika Therapeutics, Inc. (the “Company” or “Anika”) entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Fidia Farmaceutici S.p.A., a privately held Italian corporation (the “Seller”) pursuant to which the Company acquired 100% of the issued and outstanding stock of Fidia Advanced Biopolymers S.r.l., a privately held Italian corporation (“FAB”) for a purchase price consisting of $17.1 million in cash and 1,981,192 shares of the Company’s common stock (the “Acquisition”), subject to potential post-closing working capital adjustments.  The completion of the Acquisition occurred simultaneously with the signing of the Purchase Agreement.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), (formerly Financial Accounting Standards Board Statement No. 141(revised 2007), “Business Combinations”). Under ASC 805, all of the assets acquired and liabilities assumed in the transaction are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the transaction are expensed as incurred.

The historical financial information for FAB has been prepared in accordance with Italian GAAP, as adjusted for material identified differences between Italian GAAP and U.S. GAAP. Certain amounts in the accompanying historical financial statements of FAB have been reclassified to conform with the Anika presentation.  The reclassifications had no effect on the reported net loss.

The pro forma condensed combined financial statements are denominated in U.S. dollars. The historical balance sheet of FAB has been translated at the September 30, 2009 exchange rate of 1.45905 U.S dollars per euro.  The historical statement of operations of FAB has been translated at the average exchange rate for the respective periods as follows:

Nine months ended September 30, 2009	1.36685 U.S. dollars per euro
Year ended December 31, 2008	1.47113 U.S. dollars per euro

B.  Purchase price

	(in thousands, except share and
	per share amounts)
Number of shares of Anika common stock issued	1,981,192
Multiplied by price per share of Anika common stock*	$8.49	$16,820
Cash portion of consideration		17,055
Purchase price		$33,875

*  Closing price on December 30, 2009

For the purpose of this pro forma analysis, the above purchase price has been allocated on a preliminary basis using an estimate of the fair value of net assets acquired.

Preliminary Purchase Price Allocation	(in thousands)
Book value of net assets acquired as of September 30, 2009*	$2,231
Adjustment to fair value of inventory	346
Adjustment to fair value of property and equipment	1,355
Adjustments to intangible assets (net)	31,123
Goodwill	9,082
Deferred tax liability	(10,262)
Purchase price	$33,875

*      Including certain agreed upon pre-closing adjustments to the balance sheet including forgiveness of a portion of debt owed to Seller.  See pro forma Adjustment (1) in Note C below.

The intangible assets identified in the preliminary purchase price allocation represent primarily developed technology, acquired in-process research and development (“IPR&D”), patents and distributor relationship assets.  Under the acquisition method of ASC 805, $21.2 million of these assets are recorded at their fair value and amortized over their estimated lives. The remaining amount of $11.3 million represents IPR&D, which is accounted for as indefinite-lived intangible assets.  The Company will periodically evaluate these IPR&D assets.  If a project is completed, the carrying value of the related intangible asset would be amortized over the remaining estimated life of the asset beginning in the period in which the project is completed.  If a project becomes impaired or is abandoned, the carrying value of the related intangible asset would be written down to its fair value and an impairment charge would be taken in the period in which the impairment occurs.  These intangible assets will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

C.   Pro forma adustments

There are a number of assumptions made in preparing the pro forma statements.  The 2008 historical audited financial statements (see Exhibit 99.1) assume that FAB has not yet demonstrated the ability to realize a tax benefit for its historical losses, and the pro forma statements have been prepared consistent with this assumption.  The shares issued by Anika in connection with the acquisition include 800 thousand shares held in escrow, and the escrow shares have been excluded from the calculation of basic EPS.  Finally, Anika’s non-recurring acquisition costs of $2,151 have not been included as an adjustment to be consistent with future on-going operations. Adjustments in the column under the heading “Acquisition Pro Forma Adjustments” included in the pro forma statements are as follows (all amounts are in thousands of U.S. dollars:

(1)	To record the required adjustments prior to purchase to reduce liabilities to Seller to approximately $3 million	DR	CR
	Cash		$2,207
	Accounts receivable		4,749
	Accounts payable	5,893
	Debt to Seller	5,107
	Retained deficit (forgiveness of debt)		4,044
	Net impact on retained deficit	$11,000	$11,000

(2)	To record consideration paid to complete the purchase of FAB:
	FAB
	Cash	$17,055
	Anika common stock (1,981,192 shares at $8.49/share)	16,820
		$33,875

(3)	To record the fair value of purchased intangible assets, goodwill and the related deferred tax liability
	Intangible assets (net increase from book value)	$31,123
	Goodwill	$9,082
	Deferred tax liability	$10,262

(4)	To adjust property and equipment to fair value	$1,355
	To adjust inventory to fair value	$346

(5)	To eliminate FAB's historical shareholders' equity
	Stockholders equity	$2,698
	Retained deficit (after reflecting impact of (1))	$467

(6)	To record depreciation and amortization expense due to the fair value adjustments as described in (3) and (4) above:
	For the year ended December 31, 2008	$2,375
	For the nine months ended September 30, 2009	$1,781
	(This entry only impacts the income statement as the balance sheet assumes the transaction is effective Sept. 30, 2009)

(7)	To eliminate interest expense due to debt forgiveness by Fidia
	For the year ended December 31, 2008	$627
	For the nine months ended September 30, 2009	$287